EXHIBIT 21

LIST OF SUBSIDIARIES
OF REDWOOD TRUST, INC.

Subsidiaries*	Jurisdiction of Incorporation or Organization
RWT Holdings, Inc.	Delaware
Sequoia Mortgage Funding Corporation**	Delaware
Sequoia Residential Funding, Inc.***	Delaware
Redwood Asset Management, Inc.	Delaware
Redwood Residential Acquisition Corporation	Delaware
Redwood Commercial Mortgage Corporation****	Delaware
Acacia Collateralized Debt Obligation (CDO) Securitization Entities*****	Cayman Islands
Redwood Capital Trust I	Delaware

*	In accordance with Item 601(b)(21)(ii) of Regulation S-K the names of certain subsidiaries have been omitted.
**	Sequoia Mortgage Funding Corporation is the sponsor of 4 Sequoia securitization trusts that are not listed in this exhibit, but we are required to consolidate the assets and liabilities of these trusts under GAAP for financial reporting purposes.
***	Sequoia Residential Funding, Inc. is the sponsor of more than 30 Sequoia securitization trusts that are not listed in this exhibit, but we are required to consolidate the assets and liabilities of certain of these trusts under GAAP for financial reporting purposes.
****	Certain commercial real estate related investments are held through RCMC MF-I, LLC, a Delaware limited liability company, and RCMC-Texan, LLC, a Delaware limited liability company.
*****	We are the sponsor and manager (unless otherwise indicated) of the following Acacia CDO securitization entities: Acacia CDO 5, Ltd., Acacia CDO 6, Ltd. (sponsor, but not manager), Acacia CDO 7, Ltd., Acacia CDO 8, Ltd., Acacia CDO CRE 1, Ltd., Acacia CDO 9, Ltd., Acacia CDO 10, Ltd., Acacia CDO 11, Ltd., Acacia CDO 12, Ltd., and Acacia CDO Option ARM 1, Ltd.